Exhibit 99.1

Copart Announces Promotion of Jeff Liaw to President

DALLAS—(BUSINESS WIRE)—Copart, Inc. (NASDAQ:CPRT) today reported that Jeff Liaw had been promoted to the position of President, effective September 3, 2019. Mr. Liaw will report directly to Chief Executive Officer Jay Adair.

Prior to his elevation to President, Mr. Liaw, 42, served as Copart’s Senior Vice President and Chief Financial Officer, a position he has held since January 4, 2016. Mr. Liaw will continue to serve as Copart’s Chief Financial Officer until a successor is named.

As part of the executive management team reorganization, Will Franklin, Copart’s Executive Vice President, will transition away from his executive officer role and will assume the role of Senior Advisor to the Chief Executive Officer. In this new role Mr. Franklin will remain actively involved with the company, advising the Chief Executive Officer on a wide range of areas including expansion initiatives, business development, and other matters.

Prior to joining Copart, Mr. Liaw served as the Chief Financial Officer of FleetPride, Inc., a privately held company that distributes truck and trailer parts nationwide. Prior to joining FleetPride in 2013, Mr. Liaw was a principal of TPG Capital Management, L.P., a private equity firm. Mr. Liaw earned his B.A. and B.B.A. from the University of Texas in 1999, and he earned his M.B.A. from Harvard University in 2005. He currently serves as a director, as a member of the audit committee, and as the finance committee chairman for Armstrong Flooring Incorporated.

About Copart

Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 Members in over 170 countries. The company offers services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters and, in some cases, to end users. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers, and individual owners. With operations at over 200 locations in 11 countries, Copart has more than 125,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), the Republic of Ireland (Copart.ie), Brazil (Copart.com.br), Germany (Copart.de), the United Arab Emirates, Oman and Bahrain (Copartmea.com), Spain (Copart.es), and Finland (AVK.fi). For more information, or to become a Member, visit Copart.com/Register.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact

Gregory R. DePasquale

Senior Vice President, General Counsel & Secretary

Copart

Greg.Depasquale@copart.com

972-391-5033